Exhibit 1




                       CERTIFICATE OF LIMITED PARTNERSHIP
                                       OF
                         MERRILL LYNCH KECALP L.P. 1999



     This Certificate of Limited Partnership of Merrill Lynch KECALP L.P. 1999 (the "Partnership"), dated as of July 9, 1998, is being duly executed and filed by KECALP Inc., a corporation, as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del.
C. ss.17-101, et seq.).

     1. Name. The name of the limited partnership formed hereby is Merrill Lynch KECALP L.P. 1999.

     2. Registered Office. The address of the registered office of the Partnership in the State of Delaware is c/o RL&F Service Corp., One Rodney Square, 10th floor, Tenth and King Streets, Wilmington, New Castle County, Delaware 19801.

     3. Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is RL&F Service Corp., One Rodney Square, 10th floor, Tenth and King Streets, Wilmington, New Castle County, Delaware 19801.

     4. General Partner. The name and the business address of the sole general partner of the Partnership is: KECALP Inc., South Tower, World Financial Center, 225 Liberty Street, New York, New York 10080-6123.



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     IN WITNESS  WHEREOF,  the  undersigned  has executed this  Certificate  of
Limited Partnership as of the date first above written.

                                            KECALP Inc.

                                            By _/s/ Margaret T. Monaco
                                                 Margaret T. Monaco
                                                 Vice President